Exhibit 4.3

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of November 5, 2009 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Wachovia Bank, National Association, as First Lien Agent, Deutsche Bank Trust Company Americas, as Original Second Lien Agent and Second Lien Collateral Agent, any Additional Second Lien Agent and the Grantors hereunder from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of November 5, 2009, among Associated Materials, LLC, a Delaware limited liability company, Associated Materials Finance, Inc, a Delaware corporation (the “Issuers”), Gentek Holdings, LLC, a Delaware limited liability company, Gentek Building Products, Inc., a Delaware corporation, and any entities that may become Subsidiary Guarantors in the future under the Indenture (as defined below) and any Other Pari Passu Secured Indebtedness (as defined below) (the foregoing, collectively, the “Grantors”), Deutsche Bank Trust Company Americas, as the trustee for the Holders of the 9.875% Senior Secured Second Lien Notes due 2016 under the Indenture referred to below (in such capacity, the “Indenture Trustee”), any Other Pari Passu Secured Indebtedness Representative (as defined below) that may become a party hereto upon the execution of a Lien Sharing Confirmation (as defined below) and Deutsche Bank Trust Company Americas as Collateral Agent for the Secured Parties, as defined below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

The Grantors and Deutsche Bank Trust Company Americas, as trustee, are parties to an Indenture dated as of November 5, 2009 (as amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”) relating to the Issuers’ 9.875% Senior Secured Second Lien Notes due 2016 (the “Notes”), issued or to be issued by the Issuers under the Indenture and providing for a guarantee by the Subsidiary Guarantors of the obligations as described in Article 11 of the Indenture. Subject to certain limitations, the Indenture permits the Grantors to incur additional Indebtedness and, subject to certain limitations, permits the Lien securing the Obligations under the Indenture to be shared with the holders of such additional Indebtedness.

To induce said Holders to purchase the Notes under the Indenture and to induce any future holder of Other Pari Passu Secured Indebtedness (as defined below) to extend credit to or purchase debt securities of the Issuers and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors have agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined) for the benefit of the Secured Parties. Accordingly, the parties hereto agree as follows:

Section 1. Definitions, Etc.

1.01. Terms Generally. Terms defined in the UCC are used as defined therein. Terms used herein and not otherwise defined herein are used herein as defined in the Indenture, unless the context otherwise requires.

1.02. Additional Definitions. In addition, as used herein:

“Accounts” shall mean, as to each Grantor, all present and future rights of such Grantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Additional Grantor Supplement” means a supplement executed and delivered by an additional Grantor in substantially the form of Exhibit A

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” has the meaning ascribed thereto in Section 3.01.

“Deposit Account Control Agreement” shall mean an agreement in writing by and among Collateral Agent, the Grantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Collateral Agent directing disposition of the funds in the deposit account without further consent by such Grantor.

“Discharge of First Lien Debt” shall have the meaning as defined in the Intercreditor Agreement.

“Equipment” shall mean, as to each Grantor, all of such Grantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s Equity Interests or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Equity Interests of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of Equity Interests of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA Affiliate” shall mean any person required to be aggregated with any Grantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Excluded Property” shall have the meaning as defined in Section 3.01.

“First Lien Agent” shall mean the “First Lien Agent” under the Intercreditor Agreement from time to time.

“Foreign Subsidiary” shall have the meaning as defined in Section 3.01.

“including” shall mean including, without limitation.

“Intellectual Property” shall mean, as to each Grantor, such Grantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the Canadian Intellectual property Office or any similar office or agency of Canada, any Province thereof and any political subdivision thereof, the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Grantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Issue Date, by and among. inter alia, the Collateral Agent, the Indenture Trustee, Wachovia Bank, National Association as First Lien Agent, the Grantors and any Other Pari Passu Secured Indebtedness Representative as “Additional Second Lien Agent”, as amended, supplemented or otherwise modified from time to time.

“Inventory” shall mean, as to each Grantor, all of such Grantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Grantor as lessor; (b) are held by such Grantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Grantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Collateral Agent, by and among Collateral Agent, any Grantor and any securities intermediary, commodity intermediary or other person establishing “control” (as defined in the UCC) of investment property (other than a certificated security) by the Collateral Agent.

“Lien Sharing Confirmation” shall mean the written agreement by an Other Pari Passu Secured Indebtedness Representative substantially in the form of Exhibit B hereto.

“Material Adverse Effect” shall mean any material adverse effect on or result in a material prospective adverse effect on, the business, properties, financial position or results of operations of the Grantors and their Subsidiaries, taken as a whole or on the performance by the Grantors of the Secured Obligations.

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Grantor or any ERISA Affiliate or with respect to which any Grantor or any ERISA Affiliate may incur any liability.

“Mortgage” means any mortgage or deed of trust with respect to Real Property owned in fee simple by a Grantor, including any assignment of leases and rents, security agreement and fixture filing relating thereto, entered into by a Grantor for the benefit of the Collateral Agent.

“Note Obligations” shall have the meaning as defined in Section 4.03(a).

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Offering Memorandum” shall mean that certain confidential Offering Memorandum relating to the Notes dated as of October 29, 2009.

“Other Pari Passu Secured Indebtedness” shall mean any series of other indebtedness incurred by a Grantor designated as Other Pari Passu Secured Indebtedness upon the execution and delivery of a Lien Sharing Confirmation by the Other Pari Passu Secured Indebtedness Representative for such series to the Collateral Agent, the Indenture Trustee, the First Lien Agent and any other Other Pari Passu Secured Indebtedness Representative and includes all “Additional Second Lien Debt” as defined in the Intercreditor Agreement.

“Other Pari Passu Secured Indebtedness Document” means, with respect to any series of Other Pari Passu Secured Indebtedness, any agreement or other document (i) designated as an Other Pari Passu Secured Indebtedness Document in the Lien Sharing Confirmation for such series and (ii) that qualifies as an “Additional Second Lien Agreement” under the Intercreditor Agreement.

“Other Pari Passu Secured Indebtedness Representative” shall be, with respect to any series of Other Pari Passu Secured Indebtedness, the agent, representative or holder of such series of Other Pari Passu Secured Indebtedness designated as “Other Pari Passu Secured Indebtedness Representative” in the Lien Sharing Confirmation for such series of Other Pari Passu Secured Indebtedness and which has become a party to the Intercreditor Agreement.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Grantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six plan years or with respect to which any Grantor may incur liability.

“Pledged Equity” means all the equity interests listed on Annex 3 hereto.

“Real Property” shall mean all now owned and hereafter acquired real property of each Grantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Grantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Grantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Grantor or otherwise in favor of or delivered to any Grantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Grantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Grantor to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Grantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Grantor (including, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Grantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Grantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Grantor is a beneficiary).

“Records” shall mean, as to each Grantor, all of such Grantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Grantor with respect to the foregoing maintained with or by any other person).

“Representative” shall have the meaning as defined in Section 5.02.

“Secured Parties” means the Collateral Agent, the Indenture Trustee, any Other Pari Passu Secured Indebtedness Representative, any Holder of the Notes issued under the Indenture and any holder of Other Pari Passu Secured Indebtedness.

“Secured Obligations” means all Obligations of every nature of each Grantor from time to time owed to the Collateral Agent, the Indenture Trustee, any Holder of a Note, any Other Pari Passu Secured Indebtedness Representative, any holder of any Other Pari Passu Secured Indebtedness or any other Secured Party under the Indenture, any Subsidiary Guarantee, any Security Document, any Note or any Other Pari Passu Secured Indebtedness Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Grantor, would have accrued on any obligation, whether or not a claim is allowed against such Grantor for such interest in the related bankruptcy proceeding), expenses, indemnities or any other amount.

“Share Issuer” means any Person in which a Grantor owns Equity Interests, whether now or hereinafter existing or acquired, including the respective corporations, limited liability companies or other entities identified next to the names of the Grantors on Annex 3 under the caption “Share Issuer”.

“UCC” means the NYUCC or the Uniform Commercial Code of any other state applicable to the attachment, perfection or priority of the security interest in the Collateral granted hereunder in effect from time to time.

Section 2. Representations and Warranties. Each Grantor represents and warrants to the Collateral Agent as of the date hereof (or as of the date on which such Grantor becomes a party hereto) that:

(a) Title. Each Grantor is the legal and beneficial owner, lessee or licensee of the Collateral in which it purports to grant a security interest pursuant to Section 3.01 and no Lien exists upon such Collateral, except for (i) the pledge and security interest in favor of the Collateral Agent for the benefit of the Secured Parties created or provided for herein and (ii) other Liens permitted under the Indenture. Upon filing of the appropriate financing statements, the pledge and security interest in favor of the Collateral Agent for the benefit of the Secured Parties created or provided for herein will constitute a valid second priority perfected pledge and security interest in and to all of such Collateral to the extent a security interest can be perfected by filing, except for and subject to Liens permitted under the Indenture.

(b) Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Grantors as of the date hereof (or on the date that such Grantor becomes a party hereto) are correctly set forth in Annex 1. Annex 1 correctly specifies the place of business of the Grantors or, if a Grantor has more than one place of business, the location of the chief executive office of such Grantor.

(c) Changes in Circumstances. Such Grantor has not (i) within the period of four months prior to the date hereof (or on the date that such Grantor becomes a party hereto), changed its location (as defined in Section 9-307 of the NYUCC), except if noted on Annex 1 (ii) except as specified in Annex 1, prior to such date changed its name, or (iii) except as specified in Annex 2, prior to such date become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

(d) Pledged Equity. The Pledged Equity identified in Annex 3 hereto constitutes all of the issued and outstanding Equity Interests of all classes of Equity Interests beneficially owned by each Grantor on the date hereof (or will be updated to correctly identify at such time on the date such Grantor becomes a party hereto to correctly identify at such time); provided however, that the security interest of the Collateral Agent in the Collateral shall at all times be subject to the limitations and exclusions in Section 3.01. Annex 3 hereto correctly identifies, as at the date hereof (or on the date such Grantor becomes a party hereto), with respect to each Share Issuer, (i) each class of Equity Interests to the extent that it constitutes Collateral, (ii) the number of shares, units or other divisions of interests of such Equity Interests that are authorized and outstanding, (iii) whether such Equity Interests are certificated, a description of any such certificates and the number of shares, units or other interests represented by such certificates and (iv) the registered owner, or other owner or holder thereof. The Pledged Equity identified under the name of each Grantor in Annex 3 is, and all other Pledged Equity in which the Grantors shall thereafter grant a security interest pursuant to this Agreement or any supplement hereto will be (A) duly authorized, validly existing, fully paid and non-assessable (in the case of any equity interest in a corporation), (B) legal, valid and binding obligations of the Grantors (in the case of any Equity Interest in a partnership) and (C) duly issued and outstanding (in the case of any Equity Interest in any other entity.

(e) Intellectual Property. Annex 4 (Part A) hereto sets forth a complete and correct list of all Intellectual Property, including all material licenses, owned by the Grantors on the date hereof. Except as described in the Offering Memorandum or as otherwise would not, individually or on the aggregate, have a Material Adverse Effect, each of the Grantors own or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how necessary for the conduct of its respective business; and the conduct if its respective business does not conflict in any material respect with any such rights of others, and except as would not, individually or in the aggregate, have a Material Adverse Effect, the Grantors, to their knowledge, have not received any written notice of any claim of infringement of or conflict with any such rights of others.

(f) Commercial Tort Claims. Annex 5 sets forth a complete and correct list of all commercial tort claims over $100,000 of the Grantors in existence on the date hereof.

Section 3. Collateral.

3.01. Grant of Security Interest. To secure payment and performance of all Secured Obligations, each Grantor hereby grants to Collateral Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and hereby collaterally assigns to Collateral Agent, for itself and the benefit of Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Grantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Collateral Agent, collectively, the “Collateral”), including all of each Grantor’s right, title and interest in and to the following:

(a) all Accounts;

(b) all general intangibles, including all Intellectual Property;

(c) all goods, including Inventory and Equipment;

(d) all Real Property and fixtures;

(e) all chattel paper, including all tangible and electronic chattel paper;

(f) all instruments, including all promissory notes;

(g) all documents;

(h) all deposit accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Grantor now or hereafter held or received by or in transit to the First Lien Agent, any Lender under the Credit Facilities or its Affiliates or at any other depository or other institution from or for the account of any Grantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims identified on Annex 5;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding the use of the phrase “collaterally assigns” in Section 3.01 hereof, the interest granted to Collateral Agent under Section 3.01 shall not be deemed to be an absolute assignment of any trademarks or other Collateral but rather is intended to be a lien and security interest in such trademark and other Collateral.

Notwithstanding anything to the contrary contained in this Section 3.01, the types or items of Collateral described in this Section 3.01 hereof shall not include any of the following (“Excluded Property”):

(A) any rights or interest in any lease, contract, license or license agreement covering personal or Real Property of any Grantor, so long as under the terms of such lease, contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Collateral Agent is prohibited (or would render such lease, contract, license or license agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such lease, contract, license or license agreement has not been or is not otherwise obtained; provided, that, this exclusion shall in no way be construed to apply if any such prohibition is unenforceable under the UCC or other applicable law or so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of Grantors in or to monies due or to become due to a Grantor under any such lease, contract, license or license agreement (including any Receivables),

(B) any shares of any direct or indirect Subsidiary of Issuers that is a “controlled foreign corporation” (a “Foreign Subsidiary”) in excess of sixty-five (65%) percent of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2),

(C) any Capital Stock of any Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes or Guarantees for the Notes, to file separate financial statements with the SEC (or any other governmental agency),

(D) any (i) individual parcel of leased Real Property, or (ii) individual parcel of owned Real Property of the Grantors having an appraised fair market value of less than $2,000,000; provided, that the aggregate amount of the appraised fair market value of all such owned parcels that are not included in the Collateral will not exceed $5,000,000, or

(E) at any time prior to the Discharge of First Lien Debt, any asset or property not subject to a Lien in favor of the First Lien Agent.

3.02. Perfection of Security Interests.

(a) On or prior to the Issue Date, each Grantor will file, or cause to be filed, a financing statement under the UCC of the State of Delaware with respect to the Collateral, naming such Grantor as debtor and the Collateral Agent as secured party. Each Grantor shall deliver copies of all financing statements to the Collateral Agent.

(b) Each Grantor irrevocably and unconditionally authorizes Collateral Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Collateral Agent or its designee as the secured party and such Grantor as debtor, as Collateral Agent may require, and including any other information with respect to such Grantor or otherwise required by part 5 of Article 9 of the UCC of such jurisdiction as Collateral Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Grantor hereby ratifies and approves all financing statements naming Collateral Agent or its designee as secured party and such Grantor as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Collateral Agent prior to the date hereof and ratifies and confirms the authorization of Collateral Agent to file such financing statements (and amendments, if any). Each Grantor hereby authorizes Collateral Agent to adopt on behalf of such Grantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Collateral Agent or its designee as the secured party and any Grantor as debtor includes assets and properties of such Grantor that do not at any time constitute Collateral, whether hereunder, under any of the other Security Documents, any Other Pari Passu Secured Indebtedness Document or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Grantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Grantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Collateral Agent or its designee as secured party and such Grantor as debtor. Without limiting the foregoing, the Grantors consent that UCC financing statements may be filed describing the Collateral as “all assets” or “all personal property” of the Grantors (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3.01).

(c) Each Grantor shall, as soon as practicable after the Issue Date, but in any event no later than 180 days after the Issue Date (except to the extent any such security interest cannot be perfected with commercially reasonable efforts), use commercially reasonable efforts to deliver or cause to be delivered to Collateral Agent, all tangible chattel paper and instruments for any obligation that such Grantor has on the Issue Date in excess of $200,000 in any one case or $500,000 in the aggregate that constitutes Collateral, accompanied by such instruments of transfer or assignment duly executed in blank. In the event that any Grantor shall be entitled to or shall receive any chattel paper or instrument for any obligation in excess of $200,000 in any one case or $500,000 in the aggregate that constitutes Collateral after the date hereof and if prior to the Discharge of First Lien Debt, shall be required to deliver the same to the First Lien Agent, such Grantor shall promptly notify Collateral Agent thereof in writing. If requested by the Collateral Agent, such Grantor shall deliver, or cause to be delivered to Collateral Agent, all such tangible chattel paper and instruments, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may require.

(d) In the event that any Grantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) that constitutes Collateral, such Grantor shall notify the Collateral Agent thereof in writing. At any time at which the First Lien Agent is given control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in the applicable jurisdiction, such Grantor shall give the Collateral Agent, substantially contemporaneously therewith (or of the Discharge of First Lien Debt has occurred, use reasonable efforts to give as soon as practicable) control by the same means as it is given to the First Lien Agent.

(e) Each Grantor shall, as soon as practicable after the Issue Date, but in any event no later than 180 days after the Issue Date (except to the extent any such security interest cannot be perfected with commercially reasonable efforts), use commercially reasonable efforts to cause each bank at which a deposit account is maintained and which has entered into a deposit account control agreement for the benefit of the First Lien Agent to enter into a Deposit Account Control Agreement. At any time a deposit account control agreement is entered into between a bank and the First Lien Agent, or, after the Discharge of First Lien Debt, at any time a deposit account is opened, each Grantor shall deliver to the Collateral Agent substantially concurrently with the delivery of the control agreement to the First Lien Agent (or if the Discharge of First Lien Debt has occurred, use commercially reasonable efforts to deliver as soon as practicable) a Deposit Account Control Agreement with respect to such deposit account, duly authorized, executed and delivered by such Grantor and the bank at which such deposit account is opened and maintained. The terms of this subsection (e) shall not apply to deposit accounts (i) specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Grantor’s salaried employees, (ii) prior to the Discharge of First Lien Debt, for which no deposit account control agreement is required to be entered into for the benefit of the First Lien Agent, or (iii) after the Discharge of First Lien Debt, deposit accounts of any Grantor, provided that this clause (iii) shall cease to apply if the aggregate balance in all such deposit accounts for all Grantors for 30 consecutive days or more exceeds $2.5 million.

(f) In the event that any Grantor shall be entitled to or shall at any time after the Issue Date hold or acquire any certificated securities, such Grantor shall endorse, assign and deliver the same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify.

(g) At any time a Grantor establishes or maintains any investment account, securities account, commodity account or any other similar account (other than a deposit account) and, if prior to the Discharge of First Lien Debt, an investment property control agreement is entered into between the Grantor and the relevant securities intermediary or commodity intermediary and the First Lien Agent, such Grantor shall use commercially reasonably efforts to cause the applicable securities intermediary or commodity intermediary to enter into an Investment Property Control Agreement with the Collateral Agent substantially contemporaneously with entering into such control agreement with the First Lien Agent (if prior to the Discharge of First Lien Debt).

(h) In the event that any Grantor shall at any time after the date hereof have any commercial tort claims in excess of $100,000 or $250,000 in the aggregate and if prior to the Discharge of First Lien Debt, grant a perfected security interest therein to the First Lien Agent, such Grantor shall promptly notify Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Grantor to Collateral Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Grantor to Collateral Agent shall be deemed to constitute such grant to Collateral Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 3.02(b) hereof, Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Collateral Agent or its designee as secured party and such Grantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral.

(i) Notwithstanding anything in this Section 3 to the contrary, unless specifically required by the terms of any Other Pari Passu Secured Indebtedness Document, no Grantor shall be required to take any of the actions required by Section 3.02(c), (d), (e), (f) or (g) with respect to any Collateral to the extent the Collateral Agent’s security interest therein is prior to the taking of such action, perfected by filing.

Section 4. Certain Additional Covenants; Releases. In furtherance of the grant of the pledge and security interest pursuant to Section 3.01, each Grantor hereby agrees with the Collateral Agent as follows:

4.01. Real Property Owned on the Issue Date. As soon as practicable after the Issue Date, but in any event no later than 180 days after the Issue Date, with respect to the owned Real Property identified on Annex A to the Indenture, the Grantors listed in such Annex as owners of such Real Property will deliver to the Collateral Agent (except to the extent such delivery cannot be accomplished with commercially reasonable efforts), as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, duly executed by the applicable Grantor, together with evidence of the completion (or arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected, at least second-priority security interest (subject to Permitted Liens) against the properties purported to be covered thereby. In connection with the delivery of any Mortgage delivered pursuant to this Section 4.01, the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of itself, the Indenture Trustee, the Holders of the Notes and the holders of any Other Pari Passu Secured Indebtedness, in the form necessary (as determined in the reasonable judgment of the applicable Grantor), with respect to the property purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid and at least second priority Liens on such property free and clear of all Liens, defects and encumbrances (other than Permitted Liens), each such title insurance policy to be in an amount reasonably satisfactory to the Collateral Agent (provided, however, that the title insurance policies (and the amount thereof) satisfactory to the First Lien Agent shall be deemed reasonable satisfactory to the Collateral Agent) and such policies shall also include, to the extent available at a commercially reasonable premium, the endorsements, as applicable, equivalent to those delivered in connection with the Credit Facilities and shall be accompanied by evidence of the payment in full of all premiums thereon. The Grantors shall deliver to the Collateral Agent, with respect to each of the Real Property for which a Mortgage is delivered pursuant to this Section 4.01, such filings (or any updated or affidavits that the title company may reasonably require as necessary to issue the title insurance policies), surveys and fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably require to create, evidence or perfect a valid and at least second-priority Lien on the property subject to each such Mortgage (subject to Permitted Liens) (provided, however, that any such filings, documents, instruments, certificates or agreements (including surveys) satisfactory to the First Lien Agent shall be deemed reasonably satisfactory to the Collateral Agent and its counsel). The Grantor shall deliver such notices and certificates to the Collateral Agent, as requested by the Collateral Agent to ascertain what policies, amounts, filings, documents, instruments, certificates or agreements (including surveys) are satisfactory to the First Lien Agent and shall have no liability for relying on any such notice or certificate in good faith.

4.02. After Acquired Real Property. If any Grantor hereafter acquires any owned Real Property that is of the kind or nature described in the Mortgages referred to in Section 4.01 and such Real Property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $2,000,000, substantially concurrently with the First Lien Agent being provided with a mortgage or similar instrument on such Real Property or, after the Discharge of First Lien Debt, promptly upon the request of the Collateral Agent, such Grantor shall execute and deliver to Collateral Agent a Mortgage, in form and substance substantially similar to the mortgage or other instrument delivered to the First Lien Agent or, after the Discharge of First Lien Debt, in form similar to the Mortgages delivered pursuant to Section 4.01 with modifications appropriate for recording in the real estate records of the jurisdiction in which such Real Property is located granting to Collateral Agent a lien and mortgage on and security interest in such Real Property. Notwithstanding the foregoing, prior to the Discharge of First Lien Debt, no Mortgage shall be required on any Real Property unless the First Lien Agent has been provided with a mortgage or similar instrument encumbering such Real Property.

4.03. Release.

(a) The Liens on the Collateral under this Agreement and all other Security Documents securing the Obligations of the Grantors from time to time owed to the Collateral Agent, the Indenture Trustee, or any Holder of a Note under the Indenture, any Subsidiary Guarantee, any Security Document, or any Note (the “Note Obligations”) shall be released as provided in Section 10.03 of the Indenture.

(b) The Liens on the Collateral securing the Secured Obligations (other than Note Obligations) shall be released as provided in the Other Pari Passu Secured Indebtedness Documents.

4.04. Maintenance of Collateral. Each Grantor will (i) at all times preserve, renew and keep in full force its corporate or limited liability company existence and rights and franchises with respect thereto (except as permitted by the Indenture), (ii) keep and maintain all property material to the conduct of its business in good order and marketable condition, and (iii) maintain, with financially sound and reputable companies, insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.

4.05. Special Provisions Relating to Certain Collateral.

(a) Special Provisions Relating to Pledged Equity.

(i) The Grantors will cause the Pledged Equity to constitute at all times 100% of all Equity Interest of each Share Issuer then outstanding owned by the Grantors (but subject to the exceptions set forth for Excluded Property in Section 3.01).

(ii) So long as no Event of Default shall have occurred and be continuing, the Grantors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Equity for all purposes not inconsistent with the terms of this Agreement, the Indenture or any other Security Document, and the Collateral Agent shall execute and deliver to the Grantors or cause to be executed and delivered to the Grantors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Grantors may reasonably request for the purpose of enabling the Grantors to exercise the rights and powers which they are entitled to exercise pursuant to this Section 4.05(a)(i).

(iii) Unless and until an Event of Default shall have occurred and be continuing, the Grantors shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Equity paid in cash out of earned surplus.

(iv) If any Event of Default shall have occurred and be continuing, and whether or not the Secured Parties exercise any available right to declare any Secured Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under this Agreement, any Security Document, the Indenture or any Note, upon request by the Collateral Agent and to the extent permitted under the Intercreditor Agreement, all dividends and other distributions on the Pledged Equity (to the extent Collateral) shall be paid directly to the Collateral Agent, and, if the Collateral Agent shall so request in writing, the Grantors jointly and severally agree to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Agent shall, upon request of any Grantor (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Agent to the Grantors.

(b) Special Provisions Relating to Intellectual Property.

(i) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 7.01 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Grantors hereby grant to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, assign, license or sublicense any of the Intellectual Property that is part of the Collateral now owned or hereafter acquired by the Grantors, wherever the same may be located, including in all cases with reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Indenture that limit the right of the Grantors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property that constitutes Collateral in the ordinary course of the business of the Grantors or as otherwise permitted by the Indenture and the Other Pari Passu Secured Indebtedness Documents. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing the Collateral Agent shall from time to time, upon the request and at the expense of any Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Grantors shall have certified are appropriate (in their judgment) to allow them to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property that constitutes Collateral). Further, upon the payment in full of all of the Secured Obligations, or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (i) immediately above shall automatically terminate. The exercise of rights and remedies under Section 7.01 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

4.06. Further Assurances. Each Grantor agrees that, from time to time upon the written request of the Collateral Agent, at the expense of such Grantor and, subject to the terms hereof, such Grantor will promptly execute and deliver, or such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral for the benefit of the Secured Parties, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents, provided that nothing in this Section 4.06 shall require any Grantor to take any action to perfect or improve the priority of any security interest to the extent such action is not required to be taken under Section 3.02 or 4. The Grantors shall cause each new Restricted Subsidiary that becomes a Guarantor under the Indenture to become a Grantor under this agreement by the execution and delivery of an Additional Grantor Supplement. Upon the execution and delivery of an Additional Grantor Supplement, such Person shall be and become a Grantor hereunder, and each reference in this Agreement or any other Security Document to “Grantor” shall mean and be a reference to such Person, each reference in this Agreement and the other Security Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Person. If any Grantor fails to comply with this Section 4.06, the Collateral Agent is hereby authorized and empowered, with full power of substitution, to execute, acknowledge and deliver such Security Documents, the Intercreditor Agreement, instruments, certificates, notices and other documents and, subject to the provisions of the Security Documents and the Intercreditor Agreement, take such other actions in the name, place and stead of such Grantor, but the Collateral Agent will have no obligation to do so and no liability for any action taken or omitted by it in good faith in connection therewith.

4.07. Locations; Names. Without at least 10 days’ prior written notice to the Collateral Agent, no Grantor shall change its location (as defined in Section 9-307 of the UCC) or change its name from the name shown as its current legal name on Annex 1.

4.08. Termination. Upon the payment of all Secured Obligations in full or release of the Collateral in full in accordance with Section 4.03, this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Grantors and to be released and canceled all licenses and rights referred to in Section 4.05(b).

Section 5. Other Pari Passu Secured Indebtedness/Amendments

5.01. Designation; Actions.

(a) To the extent the Issuers and its Restricted Subsidiaries are permitted to incur one or more series of additional Indebtedness secured by a Lien pursuant to Section 4.06(g) of the Indenture, the Issuers may designate such series of Indebtedness as Other Pari Passu Secured Indebtedness in accordance with this Section 5.01. Upon (i) written notice to the Collateral Agent of such designation, (ii) the execution of a Lien Sharing Confirmation by the Other Pari Passu Secured Indebtedness Representative for such series, (iii) the taking of the steps required by the Intercreditor Agreement for such Other Pari Passu Secured Indebtedenss to constitute “Additional Second Lien Debt” and all related Other Pari Passu Secured Indebtedness Documents to constitute “Additional Second Lien Agreements” under the Intercreditor Agreement and (iv) and the conclusion of an agency agreement between the Other Pari Passu Secured Indebtedness Representative and the Collateral Agent (which shall be acceptable to the Collateral Agent), such series of additional indebtedness shall be deemed to be Other Pari Passu Secured Indebtedness for all purposes of this Agreement and any other Security Document.

(b) Subject to the rights and privileges of the Collateral Agent under the Indenture, this Agreement and the other Security Documents, the Controlling Secured Parties (or the Two Thirds Controlling Secured Parties, to the extent required under the Indenture) will have the right to direct the time, method and place of conducting any proceeding for exercising any right or remedy of, or the taking of any action by, the Collateral Agent under this Agreement, any other Security Document and the Intercreditor Agreement.

5.02. Amendments, Etc.

(a) The terms of this Agreement may be waived or amended only by an instrument in writing duly executed by the Grantors and the Collateral Agent, provided that any provision of this Agreement may be waived by the Collateral Agent in a letter or agreement executed by the Collateral Agent or by facsimile transmission from the Collateral Agent.

(b) The Collateral Agent, the Indenture Trustee and each Other Pari Passu Secured Indebtedness Representative (each a “Representative”) shall sign any amendment or waiver authorized pursuant to this Section 5.02, the Indenture and any applicable Other Pari Passu Secured Indebtedness Document if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Representative. If it does, the Representative may but need not sign it. In signing such amendment the Representative shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 10.06 of the Indenture and any equivalent provisions in any Other Pari Passu Secured Indebtedness Document) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment or waiver is authorized or permitted by this Agreement, the Indenture and any Other Pari Passu Secured Indebtedness Document.

Section 6. Collateral Agent

6.01. Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

6.02. Rights and Privileges of the Collateral Agent. All Secured Parties expressly acknowledge that the Collateral Agent shall at all times have the rights and privileges it has under Article 10 of the Indenture.

Section 7. Remedies

7.01. Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

(a) the Grantors shall, at the request of the Collateral Agent, assemble the Collateral owned by them at such place or places, reasonably convenient to the Collateral Agent and the Grantors, designated in the Collateral Agent’s request;

(b) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral; provided that, if such compromise, settlement, extension, arrangement or other modification results in the release of all or substantially all Collateral, it shall require the direction of the Two Thirds Controlling Secured Parties;

(c) the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Grantors agree to take all such action as may be appropriate to give effect to such right);

(d) the Collateral Agent in its discretion may, in its name or in the name of the Grantors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(e) the Collateral Agent may, upon 10 Business Days’ prior written notice to the Grantors of the time and place (which the Grantors agree constitutes reasonable prior notice), with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, the holders of the Secured Obligations or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any holder of any Secured Obligation or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Intellectual Property that constitutes Collateral, the goodwill connected with and symbolized by the Intellectual Property that constitutes Collateral subject to such disposition shall be included. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. Subject to the Intercreditor Agreement, the proceeds of each collection, sale or other disposition under this Section 7.01, including by virtue of the exercise of the license granted to the Collateral Agent in Section 4.05(b), shall be applied in accordance with Section 7.03. The Grantors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantors acknowledge that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective issuer thereof to register it for public sale. The Collateral Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Collateral Agent’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that each Grantor lawfully may, the Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Grantor hereby irrevocably waives the benefits of all such laws. Each Grantor hereby acknowledges that if the Collateral Agent complies with any applicable state, provincial, or federal law requirements in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

7.02. Private Sale. The Collateral Agent and any other Secured Party shall incur no liability, and shall be indemnified by the Grantors for taking any action in connection with a private sale, as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 7.01 conducted in a commercially reasonable manner.

7.03. Application of Proceeds. Except as otherwise expressly provided herein or the Intercreditor Agreement, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent, shall be applied by the Collateral Agent:

First, to the Indenture Trustee, the Collateral Agent and any Other Pari Passu Secured Indebtedness Representative for the payment of all costs and expenses incurred in connection with the collection of proceeds from the sale of any Collateral or otherwise in connection with the Indenture and any documents relating to the Other Pari Passu Secured Indebtedness, the Collateral Documents and the Intercreditor Agreement (including all existing claims for indemnification under the Indenture or any other document evidencing Other Pari Passu Secured Indebtedness), including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances made by the Indenture Trustee or Collateral Agent or Other Pari Passu Secured Indebtedness Representative on behalf of any Grantor and any other costs and expenses incurred in connection with the exercise of any right or remedy of the Holders of the Notes or the holders of the Other Pari Passu Secured Indebtedness,

Second, to the Indenture Trustee for the Holders of the Notes and any Other Pari Passu Secured Indebtedness Representatives for the holders of any Other Pari Passu Secured Indebtedness to pay the principal and any accrued and unpaid interest thereon on a pro rata basis based upon the respective amounts then outstanding; and

Finally, to the payment to the respective Grantors, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

7.04. Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, the Collateral Agent is hereby appointed the attorney-in-fact of the Grantors to, upon the occurrence and during the continuance of any Event of Default, carry out the provisions of this Section 7 and take any action and execute any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 7 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Grantors representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 8. Miscellaneous.

8.01. Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its “Address for Notices” specified pursuant to Section 12.02 of the Indenture, and in the case of any Other Pari Passu Secured Indebtedness Representative, specified in the Lien Sharing Confirmation delivered by such Other Pari Passu Secured Indebtedness Representative.

8.02. No Waiver. No failure on the part of the Collateral Agent or any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

8.03. Expenses. The Issuer agrees to reimburse the Collateral Agent for all reasonable out-of-pocket costs and expenses of the Collateral Agent (including the reasonable fees and expenses of legal counsel) in connection with (i) the administration of this Agreement and the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of any Grantor, (ii) any Event of Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Grantors in respect of the Collateral that the Grantors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (iii) the enforcement of this Section 8.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

8.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Grantors, the Collateral Agent and the Secured Parties (provided that no Grantor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).

8.05. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

8.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

8.07. Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

8.08. Agents and Attorneys-in-Fact. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

8.09. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

8.10. Canadian Entities. Nothing in this Agreement shall create any liability or obligations on the part of any Foreign Subsidiary of any Grantor.

8.11. Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

8.12. Delivery of Collateral. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations, as defined in the Intercreditor Agreement, to the extent any Grantor is required hereunder to deliver Collateral to the Collateral Agent for purposes of possession and control and is unable to do so as a result of having previously delivered such Collateral to the First Lien Agent, such Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the First Lien Agent, acting as a gratuitous bailee of the Collateral Agent.

8.13. Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

8.14. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Collateral Agent , like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent . The parties to this Indenture agree that they will provide the Collateral Agent with such information as it may request in order for the Collateral Agent to satisfy the requirements of the U.S.A. Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GRANTORS:

Associated Materials, LLC

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

Associated Materials Finance, Inc.

By:	/s/ John Stansberry
Name:	John Stansberry
Title:	President and Chief Executive Officer

Gentek Holdings, LLC

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

Gentek Building Products, Inc.

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

[Security Agreement Signature Page]

COLLATERAL AGENT:

Deutsche Bank Trust Company Americas

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Vice President

INDENTURE TRUSTEE:

Deutsche Bank Trust Company Americas

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Vice President

[Security Agreement Signature Page]